Exhibit 99.1

Stephen Carpenter to Retire from Board of Directors of CU Bancorp

Encino, Calif. - November 7, 2013 - Stephen Carpenter and CU Bancorp (NASDAQ-CUNB) (“CUB”), the parent of California United Bank, today jointly announced that Carpenter will retire from the Board of Directors of CU Bancorp and California United Bank, and his position as Vice Chairman of CU Bancorp, effective December 31, 2013. Mr. Carpenter, who is 73 years old, will become a Director Emeritus of the Company.

Carpenter was a founding organizer and director of the Company and the Chairman of the Board from 2005 to 2009. He is a veteran of 51 years in the banking industry. No replacement Vice Chairman has been named.

“I am very proud of the accomplishments of CUB to date,” commented Carpenter. “We have taken this Company from de-novo status through two successful capital offerings, two acquisitions and to more than $1.3 billion in total assets in just 8 years. I have complete confidence in the Company’s board and management and in David Rainer’s leadership, in particular. I know I am leaving the Company in good hands and on a successful path.”

CEO, President and Chairman David Rainer noted, “The Board has expressed its appreciation to Carpenter for his outstanding leadership and vision for the success and growth of the Company, which will serve as his legacy.”

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Company’s Web site at www.cunb.com.

Contacts:

David Rainer, CEO, President & Chairman CU Bancorp – (818) 257-7775